Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Peoples Financial Services Corp. and Subsidiaries of our report dated March 10, 2023, relating to the consolidated financial statements of FNCB Bancorp, Inc. and Subsidiaries, included in FNCB Bancorp, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading of “Experts” in the joint proxy statement/prospectus.

/s/ Baker Tilly US, LLP

Iselin, New Jersey

November 22, 2023